================================================================================
SEC       Potential persons who are to respond to the collection of information
1746 (2-  contained in this form are not required to respond unless the form
98)       displays a currently valid OMB control number.
================================================================================

                                                      ==========================
                                                            OMB APPROVAL
                                                      ==========================
                            UNITED STATES             OMB Number: 3235-0145
                  SECURITIES AND EXCHANGE COMMISSION  ==========================
                        WASHINGTON, D.C. 20549        Expires: October 31, 2002
                                                      ==========================
                             SCHEDULE 13D             Estimated average burden
                                                      hours per response... 14.9
                                                      ==========================

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.          )*
                                          ---------

                               ENVIRO-RECOVERY, INC.
           --------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   29403m103
           --------------------------------------------------------
                                 (CUSIP Number)

                        ANDREW HUDDERS, 600 THIRD AVENUE,
                         NEW YORK, NEW YORK 10016-1903
                                 (212) 818-8614
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  JUNE 29, 2001
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

     DAVID NEITZKE
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member     (a)  /X/
     of a Group (See Instructions)             (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only

-------------------------------------------------------------------------------
  4. Source of Funds (See Instructions)
     N/A
-------------------------------------------------------------------------------
  5. Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
  6. Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares               7. Sole Voting Power
 Beneficially Owned               0
 by Each Reporting           --------------------------------------------------
 Person With                   8. Shared Voting Power
                                  0
                             --------------------------------------------------
                               9. Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              10. Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 11. Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
 12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
     N/A
-------------------------------------------------------------------------------
 13. Percent of Class Represented by Amount in Row (11)
     0
-------------------------------------------------------------------------------
 14. Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ABATE, THOMAS
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               958,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  958,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     958,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ALDERMAN, CHUCK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.5
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ASHE, TERRY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               50,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  50,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     50,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BARNES, FLOYD
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BELANY, JEFF
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               105,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  105,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     105,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BLANK, BARRY W.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BOLTON TRUST, DONALD
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               20,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  20,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     20,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BOLTON, DONALD & JOSEPHINE TEN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               12,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  12,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BOLTON, JOHN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               15,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  15,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     15,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BROZEK, MICHAEL
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               303,100
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  303,100
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     303,100
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BYRD, JANE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               58,841
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  58,841
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     58,841
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BYRD, STEPHEN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               48,841
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  48,841
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     48,841
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BYRD, STEPHEN & JANE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               35,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  35,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     35,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     CONRAD, DON S.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     COOKE, STEFAN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               627,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  627,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     627,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     DAVIS, MIKE & LINDA
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               113,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  113,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     113,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     DEUTSCH, KEVIN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,650,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,650,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,650,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.6
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ENGLISH FARM ASSOCIATES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ENGLISH, BARTON
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,900,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,900,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,900,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.9
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     EVINRUDE, THOMAS (c/o Quarles & Brandy)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               4,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  4,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,250,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     4.2
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     EVINRUDE, THOMAS O.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               880,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  880,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     880,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     GOLDMAN, KATHY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               20,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  20,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     20,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     GOLDMAN, STU
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               322,400
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  322,400
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     322,400
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     GRAU, DAVID
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               100,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  100,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     100,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HAMBLETON, CHARLES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               37,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  37,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     37,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HARVEY, JACK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               800,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  800,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,300,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.3
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HARVEY, JOHN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,300,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.3
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HARVEY, LISA
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               925,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  925,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     925,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HARVEY, PETER
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               4,775,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  4,775,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,775,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     4.7
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     HARVEY, ROBERT
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     KALIES, RALPH
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     KARTHEISER TTE, ROBERT
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               2,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  2,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,050,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     4.
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     KARTHEISER, ROBERT
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               2,050,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  2,050,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,050,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     4.
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     KURITZ, JAY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.5
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     LANDERS, JAMES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               400,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  400,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     LEVY, STUART
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               750,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  750,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     750,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     LOWRY, JACK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     LUYTJES, FREDRICK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               2,817,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  2,817,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,817,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     2.8
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     MERCER, THOMAS
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,300,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,300,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,300,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.3
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     MILLER, DAVID
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               400,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  400,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     MITCHEN, SCOTT
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               109,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  109,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     109,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     NELSON, ARNIE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               375,050
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  375,050
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     375,050
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     NELSON, RONALD
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               100,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  100,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     100,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     NOELDNER, JEFF
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               960,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  960,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     960,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     NOELDNER PAUL O. and PATSY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               21,975
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  21,975
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     21,975
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     OESTERREICH, KIRK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               134,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  134,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     134,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     OESTERREICH, KURT and JULIE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               71,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  71,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     71,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     PANKRATZ, SUSAN (for Joseph & Jon)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               50,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  50,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     50,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     PETERSON, NORMAN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               26,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  26,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     26,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     POLONETZKY, SAM
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               76,500
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  76,500
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     76,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     POWERS, FLORENCE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               380,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  380,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     380,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     RISAVY, ART
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               79,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  79,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     79,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     SABUCO, ALICE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               50,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  50,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     50,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     SCHOCK, STEVEN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,100,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,100,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,100,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.0
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     SIEMS, RANDY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               125,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  125,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     125,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     TESSIER, JEFFREY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     TESSIER, PAUL
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               290,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  290,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     290,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     THOMAS EVINRUDE IRREVOCABLE TRUST
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               250,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  250,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,250,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     4.2
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     TOLEDO, RAY & ALEX
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               50,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  50,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     50,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     TULL, JOHN K.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               600,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  600,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     600,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     VAN WITZENBURG TRUST, JEANETTE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,650,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,650,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,650,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.6
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     VAN WITZENBURG, KIM
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               100,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  100,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     100,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     VAN WITZENBURG, THERESA
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               250,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  250,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     250,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     VARDA, TONY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               340,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  340,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     340,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     VERDE, ALEX
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               1,000,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  1,000,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WAGMER III, MICHAEL
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               500,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  500,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WEISS, JAMES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               750,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  750,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     750,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WIERICHS, JAMES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               750,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  750,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     750,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WIERICHS, JEFF
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               200,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  200,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     200,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WIERICHS, LOUIS
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               362,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  362,000
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     362,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 29403m103
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WILEY, KEN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting Power
 Beneficially Owned               666,667
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                  666,667
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     666,667
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     LESS THAN 1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1   Name of Issuer and Address of the Issuer's Principal Executive Offices:

         Enviro-Recovery, Inc. (the Issuer).
         2200 Lake Shore
         Ashland, Wisconsin 54806


Item 2.     Identity and Background

This statement is being filed jointly by the individuals listed in the chart below. The citizenship, principal occupation and residence/business address of each Reporting Person is also listed below:


------------------------------------------------------------------------------------------------------------------------------------
            REPORTING PERSON                 CITZENSHIP           PRINCIPAL OCCUPATION            RESIDENCE/BUSINESS ADDRESS
------------------------------------------------------------------------------------------------------------------------------------
ABATE , THOMAS                       Massachusetts                    Businessman                202 Auburndale Road
                                                                                                 Auburndale, MA  02466

------------------------------------------------------------------------------------------------------------------------------------
ALDERMAN, CHUCK                      Wisconsin                        Businessman                P.O. Box 507
                                                                                                 Jamesville, WI  53547

------------------------------------------------------------------------------------------------------------------------------------
ASHE, TERRY                          Wisconsin                        Businessman                315 Willow Street
                                                                                                 Palmyra, WI  53156

------------------------------------------------------------------------------------------------------------------------------------
BARNES, FLOYD                        Wisconsin                   Electrical Contractor           P.O. Box 12205
                                                                                                 Olypia, WI  98508

------------------------------------------------------------------------------------------------------------------------------------
BELANY, JEFF                         Wisconsin                        Businessman                711 East 3rd Street
                                                                                                 Ashland, WI  54806

------------------------------------------------------------------------------------------------------------------------------------
BLANK, BARRY W.                      Arizona                          Businessman                P.O. Box 32056
                                                                                                 Phoenix, AZ  85064

------------------------------------------------------------------------------------------------------------------------------------
BOLTON TRUST, DONALD                 Florida                            Retired                  1417 Panama Place
                                                                                                 Lady Lake, FL  32159

------------------------------------------------------------------------------------------------------------------------------------
BOLTON, JOHN                         Illinois                         Businessman                22 Henderson Street
                                                                                                 Nilwood, IL  62672

------------------------------------------------------------------------------------------------------------------------------------
BROZEK, MICHAEL                      Wisconsin                          Lobbyist                 44 E. Miff #201
                                                                                                 Madison, WI  53703

------------------------------------------------------------------------------------------------------------------------------------
BYRD, JANE                           Wisconsin                           Doctor                  18866 72nd Avenue
                                                                                                 Chippewa Falls, WI  54729


------------------------------------------------------------------------------------------------------------------------------------


BYRD, STEPHEN                        Wisconsin                          Teacher                  18866 72nd Avenue
                                                                                                 Chippewa Falls, WI  54729

------------------------------------------------------------------------------------------------------------------------------------
BYRD, STEPHEN & JANE                 Wisconsin                       Doctor/Teacher              18866 72nd Avenue
                                                                                                 Chippewa Falls, WI  54729

------------------------------------------------------------------------------------------------------------------------------------
CONRAD, DON S.                       Wisconsin                        Businessman                P.O. Box 11394
                                                                                                 Green Bay, WI  54307

------------------------------------------------------------------------------------------------------------------------------------
COOKE, STEFAN                        Missouri                         Businessman                2147 Oak Drive
                                                                                                 St. Louis, MO  63131

------------------------------------------------------------------------------------------------------------------------------------
DAVIS, MIKE & LINDA                  Wisconsin                        Businessman                675 School House Rd.
                                                                                                 Sobieski, WI  54171

------------------------------------------------------------------------------------------------------------------------------------
DEUTSCH, KEVIN                       Minnesota                        Businessman                P.O. Box 3124
                                                                                                 Duluth, MN  55803

------------------------------------------------------------------------------------------------------------------------------------
ENGLISH, BARTON                      Texas                            Businessman                570 S. Broadway
                                                                                                 Fredricksburg, TX  78624

------------------------------------------------------------------------------------------------------------------------------------
ENGLISH FARM ASSOCIATES              New Jersey                       Businessman                P.O. Box 183
                                                                                                 Liberty Corner, NJ  07988

------------------------------------------------------------------------------------------------------------------------------------
EVINRUDE, THOMAS O.                  Florida                            Retired                  962 Aragon Ave.
                                                                                                 Winter Park, FL  32789

------------------------------------------------------------------------------------------------------------------------------------
GOLDMAN, STU                         Wisconsin                          Salesman                 2003 Lakeside Place
                                                                                                 Green Bay, WI  54302

------------------------------------------------------------------------------------------------------------------------------------

GOLDMAN, KATHY                       Wisconsin                         Homemaker                 12113 Hickory Grove Road
                                                                                                 Maribel, WI  54227

------------------------------------------------------------------------------------------------------------------------------------
GRAU, DAVID                          Pennsylvania                        Lawyer                  4 Bayberry Circle
                                                                                                 Ambler, PA  19002

------------------------------------------------------------------------------------------------------------------------------------
HAMBLETON, CHARLES                   New Jersey                       Businessman                Stone Vaburrell Road
                                                                                                 Lebanon, NJ  08833

------------------------------------------------------------------------------------------------------------------------------------
HARVEY, JACK                         Illinois                         Businessman                500 Central avenue
                                                                                                 Northfield, IL  60093

------------------------------------------------------------------------------------------------------------------------------------
HARVEY, JOHN                         Illinois                         Businessman                c/o Entrade Inc.
                                                                                                 500 Central Avenue
                                                                                                 Northfield, IKL  60093

------------------------------------------------------------------------------------------------------------------------------------
HARVEY, LISA                         Illinois                          Housewife                 1 West Superior Apt 1706
                                                                                                 Chicago, IL  60610

------------------------------------------------------------------------------------------------------------------------------------
HARVEY, PETER                        Illinois                             CEO                    500 Central
                                                                                                 Northfield, IL  60093

------------------------------------------------------------------------------------------------------------------------------------
HARVEY, ROBERT                       Florida                          Businessman                2100 S. Ocean Lane, Suite 201
                                                                                                 Fort Lauderdale, FL  33316

------------------------------------------------------------------------------------------------------------------------------------
KALIS, RALPH                         Wisconsin                           Doctor                  5770 Kumbier Rd.
                                                                                                 Pickett, WI  54964

------------------------------------------------------------------------------------------------------------------------------------
KARTHEISER TTE, ROBERT               Illinois                           Salesman                 24220 Petile Lake Road
                                                                                                 Lake Villa, IL  60046

------------------------------------------------------------------------------------------------------------------------------------

KARTHEISER, ROBERT                   Illinois                           Salesman                 24220 Petile Lake Road
                                                                                                 Lake Villa, IL  60046

------------------------------------------------------------------------------------------------------------------------------------
KURITZ, JAY                          Wisconsin                           Doctor                  2412 Sandy Lane
                                                                                                 Greenbay, WI  54302

------------------------------------------------------------------------------------------------------------------------------------
LANDERS, JAMES                       Texas                            Businessman                814 James Ave.
                                                                                                 Deer Park, TX  77536

------------------------------------------------------------------------------------------------------------------------------------
LEVY, STUART                         New Jersey                          Doctor                  26 Tammy Hill Trail
                                                                                                 Randolph, NJ  07869

------------------------------------------------------------------------------------------------------------------------------------
LOWRY, JACK                          Minnesota                        Businessman                712 West 42nd Street
                                                                                                 Joplin MI

------------------------------------------------------------------------------------------------------------------------------------
LUYTJES, FREDRICK                    Florida                          Businessman                1575 Shorelands Dr.
                                                                                                 East Vero Beach, FL  32963

------------------------------------------------------------------------------------------------------------------------------------
MERCER, THOMAS                       Ohio                             Businessman                375 Glensprings Dr. #152
                                                                                                 Cincinnati, OH  45246

------------------------------------------------------------------------------------------------------------------------------------
MILLER, DAVID                        Minnesota                      Oil/Gas Business             P.O. Box 593
                                                                                                 Gaylord, MI  49734

------------------------------------------------------------------------------------------------------------------------------------
MITCHEN, SCOTT                       Wisconsin                        Businessman                Rte 4 Box 79
                                                                                                 Iron River, WI  54872

------------------------------------------------------------------------------------------------------------------------------------
NELSON, ARNIE                        Wisconsin                     Marine Contractors            Box 5 Main Street
                                                                                                 La Pointe, WI 54850

------------------------------------------------------------------------------------------------------------------------------------
NELSON, RONALD                       Wisconsin                     Marine Contractors            Madeline Island
                                                                                                 LaPoint, WI  54850


------------------------------------------------------------------------------------------------------------------------------------

NOELDNER, JEFF                       Wisconsin                    Business/Real Estate           4320 Sawgrass Court
                                                                                                 Oneida, WI  54155

------------------------------------------------------------------------------------------------------------------------------------
NOELDNER, PAUL O.                    Wisconsin                        Businessman                3652 Ives Lane
                                                                                                 Sua Mico, WI  54173

------------------------------------------------------------------------------------------------------------------------------------
OESTERREICH, KIRK                    Wisconsin                       Manufacturing               E. 1895 Patricia Street
                                                                                                 Waupaca, WI  54981

------------------------------------------------------------------------------------------------------------------------------------
OESTERREICH, KURT                    Wisconsin                    Pipeline Supervisor            Rt. 4 Box 142
                                                                                                 Ashland, WI  54806

------------------------------------------------------------------------------------------------------------------------------------
PANKRATZ, SUSAN                      Wisconsin                         Housewife                 Rt. 1 Box 32A
 (for Joseph & Jon)                                                                              Glidden, WI  54527

------------------------------------------------------------------------------------------------------------------------------------
PETERSON, NORMAN                     Wisconsin                          Retired                  1735 Cary Street
                                                                                                 Ashland, WI  54806

------------------------------------------------------------------------------------------------------------------------------------
POLONETZKY, SAM                      Illinois                           Engineer                 6559 N. Sacramento Ave.
                                                                                                 Chicago, IL  60645

------------------------------------------------------------------------------------------------------------------------------------
POWERS, FLORENCE                     Florida                            Attorney                 7856 Northwest 11th Place
                                                                                                 Plantation, FL  33322

------------------------------------------------------------------------------------------------------------------------------------
RISAVY, ART                          Illinois                         Businessman                8 Yorkshire Court
                                                                                                 Edwardsville, Il   62025

------------------------------------------------------------------------------------------------------------------------------------
SCHOCK, STEVEN                       Florida                           Professor                 713 St Alband Drive
                                                                                                 Boca Raton, FL  33486

------------------------------------------------------------------------------------------------------------------------------------

SIEMS, RANDY                         Missouri                         Businessman                2765 Countryside Drive
                                                                                                 Florissant, MO  63033


------------------------------------------------------------------------------------------------------------------------------------
TESSIER, JEFFEREY                    California                       Businessman                156 North 3rd Street
                                                                                                 Campbell CA  95008

------------------------------------------------------------------------------------------------------------------------------------
TESSIER, PAUL                        Wisconsin                        Businessman                1019 Neufeld St.
                                                                                                 Green Bay, WI  54304

------------------------------------------------------------------------------------------------------------------------------------
THOMAS EVINRUDE IRREVOCABLE TRUST    Wisconsin                          Retired                  411 East Enue
                                                                                                 Milwaukee, WI  53202

------------------------------------------------------------------------------------------------------------------------------------
TOLEDO, RAY & ALEX                   Florida                          Businessmen                1840 S.W. 6th Street
                                                                                                 Miami, FL  33184

------------------------------------------------------------------------------------------------------------------------------------
TULL, JOHN K.                        Illinois                         Businessman                70 Dundee Lane
                                                                                                 Barrington, IL  60010

------------------------------------------------------------------------------------------------------------------------------------
VAN WITZENBURG TRUST, JEANETTE       Illinois                           Retired                  1 Kellogg Lane
                                                                                                 Crystal Lake, IL  60014

------------------------------------------------------------------------------------------------------------------------------------
VAN WITZENBURG, KIM                  Illinois                           Retired                  1 Kellogg Lane
                                                                                                 Crystal Lake, IL  60014

------------------------------------------------------------------------------------------------------------------------------------
VAN WITZENBURG, THERESA              Illinois                           Retired                  1 Kellogg Lane
                                                                                                 Crystal Lake, IL  60014

------------------------------------------------------------------------------------------------------------------------------------
VARDA, TONY                          Wisconsin                           Lawyer                  2 East Mifflin St., Suite 600
                                                                                                 Madison, WI  53703

------------------------------------------------------------------------------------------------------------------------------------

VERDE, ALEX                          Illinois                         Businessman                3939 N. Wilke
                                                                                                 Arlington Heights, IL  60004


------------------------------------------------------------------------------------------------------------------------------------
WAGMER III, MICHAEL                  Florida                          Businessman                2024 Northwest 29th Road
                                                                                                 Boca Raton, FL  33431

------------------------------------------------------------------------------------------------------------------------------------
WEISS, JAMES                         California                       Businessman                1505 Reggio Aisle
                                                                                                 Irvine, CA  92606

------------------------------------------------------------------------------------------------------------------------------------
WIERICHS, JEFF                       Wisconsin                           Doctor                  114 N. Main St.
                                                                                                 Brillion, WI  54110

------------------------------------------------------------------------------------------------------------------------------------
WIERICHS, LOUIS                      Wisconsin                         Housewife                 1635 West Haskel
                                                                                                 Appleton, WI  54914

------------------------------------------------------------------------------------------------------------------------------------
WILEY, KEN                           Pennsylvania                      Contractor                1320 Butler Pike
                                                                                                 Maple Glen, PA  19002

------------------------------------------------------------------------------------------------------------------------------------


During the last five years, none of the Reporting Persons (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.        SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

             Each of the Reporting Persons used their personal funds to purchase the shares of Common Stock.

ITEM 4.        PURPOSE OF TRANSACTION.

             The Reporting Persons jointly filing this Schedule 13D consist of shareholders of the Company who are concerned about the poor performance and serious deficiencies of the management of the Company in recent years and the failure of present management and the Board of Directors to develop the Company. The members of the group have agreed to consult with each other on an exploratory basis, with a view toward a joint action by some or all members of the group that could attempt to effect a change in the management and/or Board of Directors of the Company in whole or in part. The efforts of one or more members of the group, individually or on behalf of the group, could consist of one or more of: (1) meeting with current management of the Company; (2) commencing litigation against one or more members of current management and the current Board or Directors of the Company based on alleged breaches of fiduciary duty, violations of the federal securities laws or other claims; (3) conducting a solicitation of consents to amend the by-laws of the Company; (4) conducting a solicitation of consents to remove one or more of the directors of the Company and to replace them with directors chosen by the shareholders; and (5) conducting a proxy contest to effect a change in the membership of the Board of Directors of the Company.

         On June 29, 2001, David "Caz" Neitzke, a director of Enviro-Recovery, Inc. (the "Company"), at the direction and with the consent of Jeffrey Schwartz, another director of the Company, obtained the approval of over five (5%) percent of the stockholders of for purposes of removing Bruce Nesmith as a director of the Company. On July 11, 2001, Mr. Neitzke obtained the approval of in excess of twenty (20%) percent of the stockholders of the Company to take actions to prevent the Company from filing for Chapter 11 protection under the United States Bankruptcy Code and to remove Mr. Schwartz and Mr. Nesmith as directors of the Company. On July 12, 2001, Mr. Schwartz and Mr. Nesmith voted for Board of Directors resolutions authorizing the Company to seek protection under the United States Bankruptcy Code. On July 12, 2001, Mr. Neitzke obtained written consents of in excess of five (5%) percent of the stockholders of the Company to remove Mr. Schwartz and Mr. Nesmith as directors of the Company and elect Mr. Neitzke, Mr. Jack Tull and Mr. Jack Lowry as directors of the Company. By July 16, 2001 Mr. Neitzke had obtained written consents of stockholders of in excess of twenty (20%) of the stockholders to remove Mr. Schwartz and Mr. Nesmith as directors of the Company and elect Mr. Neitzke, Mr. Jack Tull and Mr. Jack Lowry as directors of the Company. On October 30, 2001 Mr. Neitzke mailed proxy statements to the stockholders of the Company soliciting votes for the election of himself, Mr. Tull and Mr. Lowry as directors of the Company and obtained approval of in excess of fifty (50%) of the stockholders of the Company.

            There is no present intention to propose an extraordinary corporate transaction involving the Company, to propose a sale or transfer of assets of the Company, to propose a change in the capitalization of the Company, to take any action that would result in the any diminution in broker-dealer activity in making a market in the Common Stock of the Company, to take action that would result in the Common Stock of the Company no longer being registered under the Securities Exchange Act or any similar action. Each Reporting Person reserves the right to change his, her or its intentions as expressed in this Item 4 or take action other than the possible actions enumerated in this Item 4.

   ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

 (a) The share ownership percentages described in this Schedule 13D are based on 101,016,803 shares of Common Stock being outstanding as of December 31, 2001, as reported by the Company in its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000, filed with the Securities and Exchange Commission on January 24, 2001.


The aggregate number of shares and percentage of Common Stock beneficially owned by each of the Reporting Persons as of December 31, 2001 is as follows:

         (1) Abate, Thomas beneficially owns 958,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (2) Alderman, Chuck beneficially owns 1,500,000 shares of Common Stock, constituting approximately 1.5% of the outstanding Common Stock.

         (3) Ashe, Terry beneficially owns 50,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (4) Barnes, Floyd beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (5) Belany, Jeff beneficially owns 105,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (6) Blank, Barry W. beneficially owns 1,000,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (7) Bolton, Trust, Donald beneficially owns 20,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (8) Bolton, Donald & Josephine Ten Ltd. beneficially owns 12,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (9) Bolton, John beneficially owns 15,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (10) Brozek, Michael beneficially owns 303,100 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (11) Byrd, Jane beneficially owns 58,841 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (12) Byrd, Stephen beneficially owns 48,841 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (13) Byrd Stephen & Jane beneficially owns 35,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (14) Conrad, Don S. beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (15) Cooke, Stefan Ltd. beneficially owns 500,000 shares of Common Stock, constituting less than1% of the outstanding Common Stock.

         (16) Davis, Mike & Linda beneficially owns 115,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (17) Deutsch, Kevin beneficially owns 1,650,000 shares of Common Stock, constituting approximately 1.6% of the outstanding Common Stock.

         (18) English Farm Associates beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (19) English, Barton beneficially owns 1,900,000 shares of Common Stock, constituting approximately 1.9% of the outstanding Common Stock.

         (20) Evinrude, Thomas (c/o Quarles & Brandy) beneficially owns 4,000,000 shares of Common Stock, constituting approximately 4.0% of the outstanding Common Stock.

         (21) Evinrude, Thomas O. beneficially owns 880,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (22) Goldman, Stu beneficially owns 332,400 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (23) Goldman, Kathy beneficially owns 20,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (24) Grau, David beneficially owns 100,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (25) Hambleton, Charles beneficially owns 37,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (26) Harvey, Jack beneficially owns 800,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (27) John Harvey beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (28) Harvey, Lisa beneficially owns 925,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (29) Harvey, Peter beneficially owns 4,775,000 shares of Common Stock, constituting approximately 4.7% of the outstanding Common Stock.

         (30) Harvey, Robert beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (31) Kalies, Ralph beneficially owns 1,000,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (32) Kartheiser TTE, Robert beneficially owns 2,000,000 shares of Common Stock, constituting approximately 2.0% of the outstanding Common Stock.

         (33) Kartheiser, Robert beneficially owns 2,050,000 shares of Common Stock, constituting approximately 2.0% of the outstanding Common Stock.

         (34) Kuritz, Jay beneficially owns 1,500,000 shares of Common Stock, constituting approximately 1.5% of the outstanding Common Stock.

         (35) Landers, James beneficially owns 400,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (36) Levy, Stuart beneficially owns 750,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (37) Lowry, Jack beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (38) Luytjes, Fredrick beneficially owns 2,817,500 shares of Common Stock, constituting approximately 2.8% of the outstanding Common Stock.

         (39) Mercer, Thomas beneficially owns 1,300,000 shares of Common Stock, constituting approximately 1.3% of the outstanding Common Stock.

         (40) Mitchen, Scott beneficially owns 109,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (41) Nelson, Arnie beneficially owns 375,050 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (42) Nelson, Ronald beneficially owns 100,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (43) Noeldner, Jeff beneficially owns 960,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (44) Noeldner, Paul O. and Patsy beneficially owns 21,975 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (45) Oesterreich, Kirk beneficially owns 134,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (46) Oesterreich, Kurt beneficially owns 71,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (47) Pankratz, Susan (Joseph & Jon) beneficially owns 50,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (48) Peterson, Norman beneficially owns 26,400 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (49) Polonetzky, Sam beneficially owns 76,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (50) Powers, Florence beneficially owns 380,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (51) Risavy, Art beneficially owns 79,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (52) Sabuco, Alice beneficially owns 50,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (53) Schock, Steven beneficially owns 1,100,000 shares of Common Stock, constituting approximately 1.0% of the outstanding Common Stock.

         (54) Siems, Randy beneficially owns 125,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (55) Tessier, Jefferey beneficially owns 500,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (56) Tessier, Paul beneficially owns 290,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (57) Thomas Evinrude Irrevocable Trust beneficially owns 250,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (58) Toledo, Ray & Alex beneficially owns 50,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (59) Tull, John K. beneficially owns 600,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (60) Van Witzenburg Trust, Jeanette beneficially owns 1,650,000 shares of Common Stock, constituting approximately 1.6% of the outstanding Common Stock.

         (61) Van Witzenburg, Kim beneficially owns 100,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (62) Van Witzenburg, Theresa beneficially owns 250,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (63) Varda, Tony beneficially owns 340,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (64) Verde, Alex beneficially owns 1,000,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (65) Wagmer III, Michael beneficially owns 500,000 shares of Common Stock, constituting less than1% of the outstanding Common Stock.

         (66) Weiss, James beneficially owns 750,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (67) Wierichs, Jeff beneficially owns 200,000 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (68) Wierichs, Louis beneficially owns 362,500 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.

         (69) Wiley, Ken beneficially owns 666,667 shares of Common Stock, constituting less than 1% of the outstanding Common Stock.


(b) The number of shares of Common Stock as to which each Reporting Person had the sole power to vote or to direct the vote, shared power to vote or to direct the vote, and sole or shared power to dispose of or to direct the disposition of, as of December 31, 2001 is as follows:

         (1) Abate, Thomas has sole power to direct the vote of 958,500 shares of Common Stock, sole power to dispose of 958,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (2) Alderman, Chuck has sole power to direct the vote of 1,500,000 shares of Common Stock, sole power to dispose of 1,500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (3) Ashe, Terry has sole power to direct the vote of 50,000 shares of Common Stock, sole power to dispose of 50,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (4) Barnes, Floyd has has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (5) Belany, Jeff has sole power to direct the vote of 105,000 shares of Common Stock, sole power to dispose of 105,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (6) Blank, Barry W. has sole power to direct the vote of 1,000,000 shares of Common Stock, sole power to dispose of 1,000,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (7) Bolton Trust, Donald has sole power to direct the vote of 20,000 shares of Common Stock, sole power to dispose of 20,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (8) Bolton, Donald & Josephine haVE sole power to direct the vote of 12,000 shares of Common Stock, sole power to dispose of 12,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (9) Bolton, John has sole power to direct the vote of 15,000 shares of Common Stock, sole power to dispose of 15,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (10) Brozek, Michael has sole power to direct the vote of 303,100 shares of Common Stock, sole power to dispose of 303,100 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (11) Byrd, Jane has sole power to direct the vote of 58,841shares of Common Stock, sole power to dispose of 58,841 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (12) Byrd, Stephen & Jane has sole power to direct the vote of 35,000 shares of Common Stock, sole power to dispose of 35,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (13) Conrad, Don S. has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (14) Cooke, Stefan has sole power to direct the vote of 627,000 shares of Common Stock, sole power to dispose of 627,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (15) Davis, Mike & Linda has sole power to direct the vote of 115,000 shares of Common Stock, sole power to dispose of 115,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (16) Deutsch, Kevin has has sole power to direct the vote of 1,650,000 shares of Common Stock, sole power to dispose of 1,650,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (17) English Farm Associates has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (18) English Barton has sole power to direct the vote of 1,900,000 shares of Common Stock, sole power to dispose of 1,900,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (19) Evinrude, Thomas (c/o Quarles & Brady) has sole power to direct the vote of 4,000,000 shares of Common Stock, sole power to dispose of 4,000,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (20) Evinrude Thomas O. has sole power to direct the vote of 880,000 shares of Common Stock, sole power to dispose of 880,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (21) Goldman, Kathy has sole power to direct the vote of 20,000 shares of Common Stock, sole power to dispose of 20,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (22) Goldman, Stu has sole power to direct the vote of 322,400 shares of Common Stock, sole power to dispose of 322,400 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (23) Grau, David has sole power to direct the vote of 100,000 shares of Common Stock, sole power to dispose of 100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (24) Hambleton, Charles has sole power to direct the vote of 37,500 shares of Common Stock, sole power to dispose of 37,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (25) Harvey, Jack has sole power to direct the vote of 800,000 shares of Common Stock, sole power to dispose of 800,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (26) Harvey, John has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (27) Harvey, Lisa has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (28) Harvey, Peter has has sole power to direct the vote of 4,775,000 shares of Common Stock, sole power to dispose of 4,775,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (29) Harvey, Robert has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (30) Kalies, Ralph. has sole power to direct the vote of 1,000,000 shares of Common Stock, sole power to dispose of 1,000,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (31) Kartheiser TTE, Robert has sole power to direct the vote of 2,000,000 shares of Common Stock, sole power to dispose of 2,000,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (32) Kartheiser, Robert has sole power to direct the vote of 2,050,000 shares of Common Stock, sole power to dispose of 2,050,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (33) Jay Kuritz has sole power to direct the vote of 1,500,000 shares of Common Stock, sole power to dispose of 1,050,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (34) Landers, James has sole power to direct the vote of 400,000 shares of Common Stock, sole power to dispose of 400,100 shares of Common

              Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (35) Levy Stuart has sole power to direct the vote of 750,000 shares of Common Stock, sole power to dispose of 750,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (36) Lowry, Jack has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (37) Luytjes, Fredrick has sole power to direct the vote of 1,300,000 shares of Common Stock, sole power to dispose of 1,300,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (38) Mercer has sole power to direct the vote of 1,300,000 shares of Common Stock, sole power to dispose of 1,300,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (39) Miller David has sole power to direct the vote of 400,000 shares of Common Stock, sole power to dispose of 400,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (40) Mitchen, Scott has sole power to direct the vote of 109,500 shares of Common Stock, sole power to dispose of 109,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (41) Nelson, Arnie has sole power to direct the vote of 375,050 shares of Common Stock, sole power to dispose of 375,050 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (42) Nelson, Ronald has sole power to direct the vote of 100,000 shares of Common Stock, sole power to dispose of 100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (43) Noeldner, Jeff has sole power to direct the vote of 960,000 shares of Common Stock, sole power to dispose of 960,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (44) Noeldner Paul O. and Patsy has sole power to direct the vote of 21,975 shares of Common Stock, sole power to dispose of 21,975 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (45) Oesterreich, Kirk has sole power to direct the vote of 134,500 shares of Common Stock, sole power to dispose of 134,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (46) Oesterreich, Kurt has sole power to direct the vote of 71,000 shares of Common Stock, sole power to dispose of 71,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (47) Pankratz, Susan (for Joseph & Jon) has sole power to direct the vote of 50,000 shares of Common Stock, sole power to dispose of 50,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (48) Peterson, Norman has sole power to direct the vote of 26,000 shares of Common Stock, sole power to dispose of 26,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (49) Polonetzky, Sam has sole power to direct the vote of 76,500 shares of Common Stock, sole power to dispose of 76,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (50) Powers, Florence has sole power to direct the vote of 380,000 shares of Common Stock, sole power to dispose of 380,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (51) Risavy, Art has has sole power to direct the vote of 79,000 shares of Common Stock, sole power to dispose of 79,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (52) Sabuco, Alice has sole power to direct the vote of 50,000 shares of Common Stock, sole power to dispose of 50,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (53) Schock, Steven has sole power to direct the vote of 1,100,000 shares of Common Stock, sole power to dispose of 1,100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (54) Siems, Randy has sole power to direct the vote of 125,000 shares of Common Stock, sole power to dispose of 125,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (55) Tessier, Jefferey has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (56) Tessier, Paul has sole power to direct the vote of 290,000 shares of Common Stock, sole power to dispose of 290,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (57) Thomas Evinrude Irrevocable Trust has sole power to direct the vote of 250,000 shares of Common Stock, sole power to dispose of 250,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (58) Toledo, Ray & Alex has sole power to direct the vote of 50,000 shares of Common Stock, sole power to dispose of 50,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (59) Tull, John K. has sole power to direct the vote of 600,000 shares of Common Stock, sole power to dispose of 600,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (60) Van Witzenburg Trust, Jeanette has sole power to direct the vote of 1,650,000 shares of Common Stock, sole power to dispose of 1,650,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (61) Van Witzenburg, Kim has has sole power to direct the vote of 100,000 shares of Common Stock, sole power to dispose of 100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (62) Van Witzenburg, Theresa has sole power to direct the vote of 250,000 shares of Common Stock, sole power to dispose of 250,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (63) Varda, Tony has sole power to direct the vote of 340,000 shares of Common Stock, sole power to dispose of 340,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (64) Verde, Alex has sole power to direct the vote of 1,000,000 shares of Common Stock, sole power to dispose of 1,000,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (65) Wagmer III, Michael has sole power to direct the vote of 500,000 shares of Common Stock, sole power to dispose of 500,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (66) Weiss, James has sole power to direct the vote of 750,000 shares of Common Stock, sole power to dispose of 750,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (67) Wierichs, Jeff has sole power to direct the vote of 200,000 shares of Common Stock, sole power to dispose of 200,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (68) Wierichs, Louis has sole power to direct the vote of 362,500 shares of Common Stock, sole power to dispose of 362,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

         (69) Wiley, Ken has sole power to direct the vote of 666,667 shares of Common Stock, sole power to dispose of 666,667 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

(c) No Reporting Person has effected any transactions in the Common Stock during the past 60 days.

(d) No person, other than the Reporting Persons, is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the shares of Common Stock beneficially owned by the Reporting Persons.

(e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        To the best knowledge of each Reporting Person, except as described in this Schedule 13D or in the documents referred to herein, there are at present no contracts, arrangements, understandings or relationships (legal or otherwise) among any of the Reporting Persons or between any Reporting Person and any other person with respect to any securities of the Company.

                                   SIGNATURES

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this instrument is true, complete and correct.


Dated: February 26, 2002

            *                                         *
------------------------------                ------------------------------
Thomas Abate                                  Chuck Alderman

            *                                         *
------------------------------                ------------------------------
Terry Ashe                                    Floyd Barnes

            *                                         *
------------------------------                ------------------------------
Jeff Belany                                   Barry W. Blank

            *                                         *
------------------------------                ------------------------------
Donald Bolton Trust                           Donald & Josephine Bolton

            *                                         *
------------------------------                ------------------------------
John Bolton                                   Michael Brozek

            *                                         *
------------------------------                ------------------------------
Jane Byrd                                     Stephen Byrd

            *                                         *
------------------------------                ------------------------------
Don S. Conrad                                 Stefan Cooke

            *                                         *
------------------------------                ------------------------------
Mike & Linda Davis                            Kevin Deutsch

            *                                         *
------------------------------                ------------------------------
Barton English                                English Farm Associates


            *                                         *
------------------------------                ------------------------------
Thomas Evinrude                               Thomas O. Evinrude
(c/o Quarles & Brady)

            *                                         *
------------------------------                ------------------------------
Kathy Goldman                                 Stu Goldman

            *                                         *
------------------------------                ------------------------------
David Grau                                    Charles Hambleton

            *                                         *
------------------------------                ------------------------------
Jack Harvey                                   John Harvey

            *                                         *
------------------------------                ------------------------------
Peter Harvey                                  Lisa Harvey

            *                                         *
------------------------------                ------------------------------
Robert Harvey                                 Ralph Kalies

            *                                         *
------------------------------                ------------------------------
Robert Kartheiser TTE                         Robert Kartheiser

            *                                         *
------------------------------                ------------------------------
Jay Kuritz                                    James Landers

            *                                         *
------------------------------                ------------------------------
Stuart Levy                                   Jack Lowry

            *                                         *
------------------------------                ------------------------------
Fredrick Luytjes                              Thomas Mercer

            *                                         *
------------------------------                ------------------------------
Arnie Nelson                                  David Miller

                                       2



            *                                         *
------------------------------                ------------------------------
                                              Arnie Nelson

            *                                         *
------------------------------                ------------------------------
Ronald Nelson                                 Jeff Noeldner

            *                                         *
------------------------------                ------------------------------
Paul O. and Patsy Noeldner                    Kirk Oesterreich

            *                                         *
------------------------------                ------------------------------
Kurt Oesterreich                              Susan Pankratz
                                              (for Joseph & Jon)

            *                                         *
------------------------------                ------------------------------
Norman Peterson                               Sam Polonetzky

            *                                         *
------------------------------                ------------------------------
Florence Powers                               Art Risavy

            *                                         *
------------------------------                ------------------------------
Alice Sabuco                                  Steven Schock

            *
------------------------------                ------------------------------
Randy Siems

            *                                         *
------------------------------                ------------------------------
Jefferey Tessier                              Paul Tessier

            *                                         *
------------------------------                ------------------------------
 Thomas Evinrude                              Ray & Alex Toledo
 Irrevocable Trust

            *                                         *
------------------------------                ------------------------------
John K. Tull                                  Jeanette Van Witzenburg
                                                Trust

                                       3


            *                                         *
------------------------------                ------------------------------
Kim Van Witzenburg                            Theresa Van Witzenburg

            *                                         *
------------------------------                ------------------------------
Tony Varda                                    Alex Verde

            *                                         *
------------------------------                ------------------------------
Michael Wagmer, III                           James Weiss

            *                                         *
------------------------------                ------------------------------
Jeff Wierichs                                 Louis Wierichs

              *                               /s/ David "Caz" Neitzke
------------------------------                ------------------------------
Ken Wiley                                     David "Caz" Neitzke

* By: /s/ David "Caz" Neitzke
          --------------------
        David "Caz" Neitzke Attorney-in-Fact
        (Pursuant to Powers of Attorney filed with this Schedule 13D)

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Thomas Abate
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                     Thomas Abate
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.




                                 By: /SS/  Chuck Alderman
                                     -------------------------------------
                                      Shareholder of ENVIRO-RECOVERY, INC.



                                      Chuck Alderman
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 21st day of February, 2002.



                                 By: /SS/  Terry Ashe
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Terry Ashe
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Floyd Barnes
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Floyd Barnes
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jeff Belany
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jeff Belany
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Barry W. Blank
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Barry W. Blank
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                  By: /SS/ Donald Bolton Trust
                                      ------------------------------------
                                      Shareholder of ENVIRO-RECOVERY, INC.



                                      Donald Bolton Trustee
                                      ------------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Donald & Josephine Bolton
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Donald & Josephine Bolton
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  John Bolton
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      John Bolton
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Michael Brozek
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Michael Brozek
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Stephen Byrd
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Stephen Byrd
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jane Byrd
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jane Byrd
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Don S. Conrad
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Don S. Conrad
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Stefan Cooke
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Stefan Cooke
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Mike & Linda Davis
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Mike & Linda Davis
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Kevin Deutsch
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Kevin Deutsch
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  English Farm Associates
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      English Farm Associates
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  Barton English
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Barton English
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Stu Goldman
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Stu Goldman
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  David Grau
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      David Grau
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Charles Hambleton
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Charles Hambleton
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  John Harvey
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      John Harvey
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Robert Harvey
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Robert Harvey
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Lisa Harvey
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Lisa Harvey
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Peter Harvey
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Peter Harvey
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jack Harvey
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jack Harvey
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Ralph Kalies
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Ralph Kalies
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Robert Kartheiser
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Robert Kartheiser
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Robert Kartheiser TTE
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Robert Kartheiser TTE
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jay Kuritz
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jay Kuritz
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  James Landers
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      James Landers
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  Stuart Levy
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Stuart Levy
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jack Lowry
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jack Lowry
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  Fredrick Luytjes
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Fredrick Luytjes
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Thomas Mercer
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Thomas Mercer
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  David Miller
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      David Miller
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Scott Mitchen
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Scott Mitchen
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  Arnie Nelson
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Arnie Nelson
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Ronald Nelson
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Ronald Nelson
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Jeff Noeldner
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jeff Noeldner
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Paul and Patsy Noeldner
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Paul and Patsy Noeldner
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Kirk Oesterreich
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Kirk Oesterreich
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Kurt and Julie Oesterreich
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Kurt and Julie Oesterreich
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Susan Pankratz (for Joseph & Jon)
                                     ---------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Susan Pankratz
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Norman Peterson
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Norman Peterson
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Sam Polonetzky
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Sam Polonetzky
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 20th day of February, 2002.



                                 By: /SS/  Florence Powers
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Florence Powers
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Art Risavy
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Art Risavy
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Alice Sabuco
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Alice Sabuco
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 20th day of February, 2002.



                                 By: /SS/  Steven Schock
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Steven Schock
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Randy Siems
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Randy Siems
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Jefferey Tessier
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jefferey Tessier
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Paul Tessier
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Paul Tessier
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Thomas Evinrude Irrevocable Trust
                                     ---------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Thomas Evinrude Irrevocable Trust
                                     ----------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Thomas Evinrude
                                     ------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                     Thomas Evinrude
                                     ----------------------
                                     Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Thomas O. Evinrude
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Thomas O. Evinrude
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Kathy Goldman
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Kathy Goldman
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Ray & Alex Toledo
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Ray & Alex Toledo
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  John K. Tull
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      John K. Tull
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Jeanette Van Witzenburg Trust
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jeanette Van Witzenburg Trust
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002.



                                 By: /SS/  Kim Van Witzenburg
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Kim Van Witzenburg
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Theresa Van Witzenburg
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Theresa Van Witzenburg
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Tony Varda
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Tony Varda
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Alex Verde
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Alex Verde
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002..



                                 By: /SS/  Michael Wagmer, III
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Michael Wagmer, III
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 19th day of February, 2002.



                                 By: /SS/  James Weiss
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      James Weiss
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this 22nd day of February, 2002..



                                 By: /SS/  Jeff Wierichs
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Jeff Wierichs
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this ___th day of February, 2002..



                                 By: /SS/  Louis Wierichs
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Louis Wierichs
                                     -------------------------------
                                      Printed Name

                                POWER OF ATTORNEY



   KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, a shareholder of ENVIRO-RECOVERY, INC., a Texas corporation, hereby constitutes and appoints DAVID "CAZ" NEITZKE my true and lawful attorney and agent with full power to him, to sign for me in my name, in the capacities indicated below, Schedule 13D (and amendments thereto), pursuant to Rule 13d-101 under the Securities Exchange Act of 1934, and to file such
Schedule 13D (and amendments thereto), with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to such attorney and agent, full power of substitution and revocation in the premises, and generally to do all such things in my name and behalf to enable me to comply with the provisions of the Securities Exchange Act of 1934, as amended and all regulations of the Securities and Exchange Commission thereunder, hereby ratifying and confirming my signature as it may be signed by my attorney to such Schedule, and all that my attorney and agent may do or cause to be done by virtue of these presents.

       This Power of Attorney in no way confers ownership of any of my shares in Enviro-Recovery, Inc. or in no way confers authority to sell, transfer or vote such shares.

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Power of Attorney this ___th day of February, 2002..



                                 By: /SS/  Ken Wiley
                                     -------------------------------------
                                     Shareholder of ENVIRO-RECOVERY, INC.



                                      Ken Wiley
                                     -------------------------------
                                      Printed Name